Exhibit 99.1

news release

CONTACT

Amy Low Chasen

Yana Friedman

(212) 282-5320

AVON REPORTS FIRST-QUARTER RESULTS

Revenue of $2.5 Billion

14% Higher Year over Year

Driven by 8% Broad-Based Constant Dollar Growth

Active Representatives Up 6%; Units Up 4%; Beauty Units Up 3%

First-Quarter Earnings per Share of $0.10,

$0.33 Excluding Venezuelan Special Items1 and Restructuring Costs

NEW YORK, N.Y., April 30, 2010 — Avon Products, Inc. (NYSE:AVP) today reported first-quarter 2010 total revenue of $2.5 billion, 14% higher than that of first quarter 2009, and up 8% on a constant-dollar basis as foreign exchange contributed 6 percentage points to growth. Beauty sales in the first quarter of 2010 were up 14% versus the prior-year period, and increased 7% on a constant-dollar basis. Active Representatives grew 6%, with growth in all regions except China. Units and price/mix each rose 4%, representing another quarter of healthy balance. Beauty units increased 3%.

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Commenting on the company’s overall performance in the first quarter, Andrea Jung, Chairman and CEO, remarked, “We are pleased with the continued top-line momentum across most of our regions in the quarter, supported by our continuing investments in advertising and Representative Value Proposition. This is the second quarter in a row where Latin America and our two European segments, which comprise approximately 70% of our sales, grew constant-dollar sales at a rate of 15%.”

Avon’s 14% beauty sales growth included gains in all categories: fragrance, color cosmetics, personal care and skin care grew 21%, 23%, 11% and 1%, respectively. Constant-dollar growth of 7% in Beauty was driven by gains of 14% in fragrances, 14% in color cosmetics and 4% in personal care. Skin care was down 5% in constant dollars primarily due to declines in China which is predominantly a skin care market.

First-quarter 2010 gross margin of 61.9% was 100 basis points below that of the prior-year quarter due to the negative impact of the Venezuelan special items. Excluding the impact of Venezuelan special items and restructuring costs, gross margin was up 30 basis points due to benefits from strong manufacturing productivity gains and strategic price increases which offset a continued drag from foreign currency transaction expense.

Selling, general and administrative expense in the quarter declined as a percent of revenue by 100 basis points versus first quarter 2009 and declined by 80 basis points excluding the impact of Venezuelan special items and restructuring costs. This was due primarily to strong sales growth combined with relatively lower distribution and brochure costs versus a year ago. These offset higher advertising and overhead costs including significant professional fees associated with the company’s internal investigation

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resulting from an allegation of Foreign Corrupt Practices Act (“FCPA”) violations in China.

Advertising for the quarter was $96 million, up 23% from $78 million in last year’s period. Advertising was up 12% in constant dollars driven by continued investment in Representative recruitment. Representative Value Proposition grew slightly faster than sales due to an incremental $4 million investment with a focus on Sales Leadership and Internet enablement.

As announced earlier this month, first-quarter 2010 costs associated with the company’s 2005 and 2009 restructuring programs were $5 million pretax, or $0.01 per share after tax. This compared with costs of $15 million pre-tax, or $0.02 per share after-tax, related to the company’s 2005 and 2009 restructuring programs in the prior-year period.

First-quarter 2010 operating profit of $193 million rose 14% compared with the year-ago quarter and operating margin was 7.7% or flat compared to 2009. Excluding the impact of Venezuelan special items and restructuring costs, operating profit was up 30% and operating margin was 9.5% or up 110 basis points versus the first quarter of 2009. The improvement was largely driven by operating leverage given the strong revenue growth, as well as relatively lower brochure costs. These benefits more than offset costs associated with the company’s internal investigation.

First quarter 2010’s effective tax rate was 66.1%. Excluding the impact from Venezuelan special items and restructuring costs, the tax rate was 33.8%. Excluding the impact from restructuring costs, the first quarter 2009 rate was 21%, which benefited from a one-time reduction in a foreign tax liability as a result of a planning strategy.

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Net income in the first quarter 2010 was $43 million, or $0.10 per share, compared with $117 million, or $0.27 per share, in the year-ago quarter. After adjusting for the impact of Venezuelan special items and restructuring costs, net income was $144 million, or $0.33 per share, compared with $127 million or $0.30 per share in the year-ago first quarter.

Net cash provided by operating activities was $78 million higher than during the first quarter of 2009, as the company generated $17 million in cash from operating activities compared with a use of $61 million in the same period of 2009. The improvement was primarily due to improved working capital management. Working capital improvements were driven by a 7-day operational decline in inventory days as well as an improvement in accounts payable compared to first quarter 2009. At quarter end, Avon’s total debt increased $153 million from the year-end level, to $2.6 billion reflecting the normal timing of cash flow. Cash decreased $189 million, to $1.1 billion largely due to the Liz Earle acquisition.

First-Quarter Regional Results

Latin America’s first-quarter 2010 revenue was 22% higher year over year, or up 14% in constant dollars. On a reported basis, Brazil was up 44%, Mexico was up 15% and Venezuela was down 30%. Constant-dollar revenue increased 12% in Brazil, 2% in Mexico and 41% in Venezuela. The region’s Active Representatives grew 7%, and units sold were up 4%. Operating profit was flat as strong underlying performance was offset by the negative impact of the Venezuelan special items. Latin America’s first-quarter operating margin was 9.1% or down 200 basis points from the first quarter 2009.

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Excluding the impact of Venezuelan special items and restructuring costs, Latin America’s first-quarter operating profit was up 41% and operating margin was 13.3%, up 170 basis points. The improvement was due to pricing gains and improved operating leverage given the strong sales growth.

First-quarter revenue in North America declined 2%, or down 3%, in constant dollars. Active Representatives were up 2% versus the prior-year quarter. Units sold were flat with the prior year. The region’s revenue was negatively impacted by lower average order which is continuing to be impacted by weakness in the non-Beauty business, which was down 6% in the first quarter. North America’s first-quarter operating profit nearly doubled versus the 2009 quarter. Excluding restructuring costs, operating profit was up 73%. The region’s operating margin was 8.4% up from 4.2% a year ago. Excluding restructuring costs, operating margin was 9.2% or up 400 basis points due to lower obsolescence, favorable pricing/mix and efficiencies in distribution. For 2010, the company expects results to vary on a quarterly basis, as it focuses on transitioning the North American business, which includes optimizing its product portfolio and enhancing field fundamentals.

In Central & Eastern Europe, first-quarter revenue rose 28% year over year and was up 16% in constant dollars. Russia sales rose 37%, or 20%, in constant dollars. The region’s Active Representatives and units sold each grew 12% in the quarter. Operating profit rose 42% versus the 2009 quarter. The region’s operating margin was 16.7%, up from 15% in the year-ago quarter. Excluding restructuring costs, operating profit was up 39% and operating margin was 17.1%, up 150 basis points. The improvement was driven by operating leverage given the strong revenue growth. This more than offset higher product costs due in part to unfavorable transaction exchange.

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Western Europe, Middle East & Africa’s first-quarter revenue increased 23% versus the prior-year quarter and rose 14% in constant dollars. On a reported basis, U.K. was up 12% and Turkey rose 31%. Constant-dollar revenue increased 2% in the U.K. and 22% in Turkey. The region’s Active Representatives grew 17% year over year and units sold increased 15%. Operating profit of $22 million compares to $6 million in last year’s first quarter. Excluding restructuring costs, operating profit was $21 million up from $7 million a year ago. Reported operating margin was 7.4%, up from 2.5% a year ago and excluding restructuring costs, operating margin was 7.0%, up from 2.7% in last year’s first quarter. The operating profit improvement was due to lower inventory obsolescence, lower product costs and improved operating leverage given strong revenue growth.

Asia-Pacific’s first-quarter revenue increased 10% year over year (2% in constant dollars). Strong growth of 19% (16% in constant dollars) in the Philippines offset continued weakness in Japan. The region’s Active Representatives were 6% higher and units sold were up 4%. Operating profit rose 74% versus the 2009 quarter. Excluding restructuring costs, operating profit rose 67%. The region’s operating margin was 12.0% versus 7.6% a year ago. Excluding restructuring costs, operating margin was 12.2% up 410 basis points from a year ago. The operating margin improvement was driven by lower inventory obsolescence and lower product costs. In addition, operating margin benefited from geographical mix due to growth in higher margin countries.

First-quarter revenue in China decreased 31% year over year. Units sold decreased 31% and Active Representatives were down 25%. Revenue from both Beauty Boutiques and direct selling declined significantly. These declines reflect the

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fundamental challenges in the company’s hybrid business model and complex evolution towards direct selling. The company is transitioning away from a hybrid model to one which focuses on direct selling and de-emphasizes retail. China had an operating loss of $10 million compared with $14 million in profit in last year’s first quarter.

Andrea Jung, Chairman and CEO, remarked, “We are pleased that we are benefiting from the underlying strength of our global portfolio and cost reduction programs. This enabled us to deliver a 110-basis point improvement in operating margin in the quarter, excluding the impact of Venezuelan special items and restructuring costs. This was despite higher costs from our FCPA investigation. We are on track to deliver an expanded operating margin for the full year. We’re also very pleased with the improvement in cash flow driven by better working capital management.”

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 68474623). The call and related slide presentation will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year.

Avon, the company for women, is a leading global beauty company, with over $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through approximately 6.2 million independent Avon Sales Representatives. Avon’s product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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Footnote

1 “Venezuelan special items” refer to the costs and charges relating to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency. The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical dollar cost of the assets at the previous official exchange rate of 2.15 and the new official exchange rate of 4.3. The breakout of these items can be found in our reconciliation tables included in this press release.

Non-GAAP Financial Measures

To supplement our financial results presented in accordance US GAAP, we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars. We refer to these adjusted growth rates as Constant $ growth, which is a non-GAAP financial measure. We believe this measure provides investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We present gross margin, selling, general and administrative expenses as a percentage of revenue, operating profit, operating margin and effective tax rate on a non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a non-GAAP basis. We have provided a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses the non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period to period basis, the impacts of 1) costs to implement (“CTI”) restructuring initiatives and 2) costs and charges related to Venezuela being designated as a highly inflationary economy and the subsequent devaluation of its currency (“Venezuelan special items”). The Venezuelan special items include the impact on the Statement of Income caused by the devaluation of the Venezuelan currency on monetary assets and liabilities, such as cash, receivables and payables; deferred tax assets and liabilities; and nonmonetary assets, such as inventory and prepaid expenses. For nonmonetary assets, the Venezuelan special items include the earnings impact caused by the difference between the historical cost of the assets at the previous official exchange rate of 2.15 and the new official exchange rate of 4.30.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth

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philosophy, Internet platform and technology strategies, information technology and related system enhancements, and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including any projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including optimizing our product portfolio and enhancing field fundamentals;

•

a general economic downturn, a recession globally or in one or more of our geographic regions, such as North America, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand such economic downturn, recession or conditions;

•

the effect of political, legal, tax and regulatory risks imposed on us, our operations or our Representatives, including foreign exchange or other restrictions, interpretation and enforcement of foreign laws including any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets, such as Brazil;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•

the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, and the potential effect of such factors on our business, results of operations and financial condition;

•

our ability to successfully transition and evolve our business in China in connection with the development and evolution of the direct selling business in that market, our ability to operate using a direct-selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•

any developments in or consequences of internal investigations and compliance reviews that we conduct, including the ongoing investigation and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews or related actions;

•

information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

•

our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through investments in the direct-selling channel, and to compete with other direct-selling

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organizations to recruit, retain and service Representatives and to continue to innovate the direct selling model;

•

the impact of the seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations or with respect to the legal status of Representatives;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our 2009 Form 10-K for the year ended December 31, 2009. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended March 31		Percent Change
	2010	2009

Net sales	$2,458.7	$2,157.7	14%
Other revenue	31.7	29.2

Total revenue	2,490.4	2,186.9	14%

Cost of sales	948.4	811.2
Selling, general and administrative expenses	1,349.2	1,207.3

Operating profit	192.8	168.4	14%

Interest expense	21.8	24.8
Interest income	(4.9)	(7.3)
Other expense, net	48.2	4.2

Total other expenses	65.1	21.7

Income before taxes	127.7	146.7	-13%
Income taxes	(84.4)	(29.2)

Net income	43.3	117.5
Net income attributable to noncontrolling interest	(0.8)	(0.2)

Net income attributable to Avon	$42.5	$117.3	-64%

Earnings per share:
Basic	$.10	$.27	-63%

Diluted	$.10	$.27	-63%

AVON PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31 2010	December 31 2009

Assets
Current Assets
Cash and cash equivalents	$1,122.9	$1,311.6
Accounts receivable, net	748.0	779.7
Inventories	1,104.6	1,067.5
Prepaid expenses and other	891.5	1,030.5

Total current assets	3,867.0	4,189.3

Property, plant and equipment, at cost	2,721.2	2,699.3
Less accumulated depreciation	(1,185.1)	(1,169.7)

	1,536.1	1,529.6

Other assets	1,415.4	1,113.8

Total assets	$6,818.5	$6,832.7

Liabilities and Shareholders' Equity
Current Liabilities
Debt maturing within one year	$770.2	$138.1
Accounts payable	742.6	754.7
Accrued compensation	268.3	291.0
Other accrued liabilities	695.1	697.1
Sales and taxes other than income	241.2	259.2
Income taxes	87.8	134.7

Total current liabilities	2,805.2	2,274.8

Long-term debt	1,828.3	2,307.8
Employee benefit plans	572.9	588.9
Long-term income taxes	203.8	173.8
Other liabilities	123.0	174.8

Total liabilities	$5,533.2	$5,520.1

Shareholders' Equity
Common stock	$186.3	$186.1
Additional paid-in-capital	1,965.2	1,941.0
Retained earnings	4,331.9	4,383.9
Accumulated other comprehensive loss	(683.2)	(692.6)
Treasury stock, at cost	(4,556.1)	(4,545.8)

Total Avon shareholders' equity	1,244.1	1,272.6

Noncontrolling Interest	41.2	40.0

Total shareholders' equity	$1,285.3	$1,312.6

Total liabilities and shareholders' equity	$6,818.5	$6,832.7

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three Months Ended March 31
	2010	2009

Cash Flows from Operating Activities
Net income	$43.3	$117.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44.3	42.8
Provision for doubtful accounts	52.8	47.9
Provision for obsolescence	20.0	24.8
Share-based compensation	20.0	17.3
Deferred income taxes	20.6	1.3
Charge for Venezuelan monetary assets and liabilities	46.1	—
Other	21.4	18.3

Changes in assets and liabilities:
Accounts receivable	(45.3)	(32.3)
Inventories	(62.6)	(106.6)
Prepaid expenses and other	(26.5)	(9.4)
Accounts payable and accrued liabilities	(41.1)	(111.0)
Income and other taxes	(68.9)	(50.5)
Noncurrent assets and liabilities	(7.0)	(20.8)

Net cash provided (used) by operating activities	17.1	(60.7)

Cash Flows from Investing Activities
Capital expenditures	(56.8)	(51.1)
Disposal of assets	3.8	1.6
Purchases of investments	(0.3)	(0.1)
Proceeds from sale of investments	1.4	45.7
Acquisitions and other investing activities	(146.1)	—

Net cash used by investing activities	(198.0)	(3.9)

Cash Flows from Financing Activities
Cash dividends	(95.3)	(89.5)
Debt, net (maturities of three months or less)	133.1	(69.4)
Proceeds from debt	6.1	883.0
Repayment of debt	(10.0)	(134.4)
Proceeds from exercise of stock options	7.4	0.2
Excess tax benefit realized from share-based compensation	0.7	(0.1)
Repurchase of common stock	(10.4)	(1.5)

Net cash provided by financing activities	31.6	588.3

Effect of exchange rate changes on cash and equivalents	(39.4)	(26.0)
Net (decrease) increase in cash and equivalents	(188.7)	497.7
Cash and equivalents at beginning of year	$1,311.6	$1,104.7
Cash and equivalents at end of period	$1,122.9	$1,602.4

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 3/31/10

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units	Price/Mix	Active Reps	Average Order C$
	% var. vs 1Q09		% var. vs 1Q09	% var. vs 1Q09	% var. vs 1Q09	% var. vs 1Q09	% var. vs 1Q09
Latin America	$971.7	22%	14%	4%	10%	7%	7%
North America	522.1	(2)	(3)	—	(3)	2	(5)
Central & Eastern Europe	410.3	28	16	12	4	12	4
Western Europe, Middle East & Africa (1)	299.7	23	14	15	(1)	17	(3)
Asia Pacific	220.4	10	2	4	(2)	6	(4)
China	66.2	(31)	(31)	(31)	—	(25)	(6)
Total from operations	2,490.4	14	8	4	4	6	2
Global and other	—	—	—	—	—	—	—
Total	$2,490.4	14%	8%	4%	4%	6%	2%

	2010 GAAP Operating Profit US$	% var. vs 1Q09	2010 GAAP Operating Margin US$	2010 Non- GAAP Operating Profit US$ (2)	2009 Non- GAAP Operating Profit US$ (2)	2010 Non- GAAP Operating Margin (2)	2009 Non- GAAP Operating Margin (2)
Latin America	$88.0	0%	9.1%	$129.7	$91.9	13.3%	11.6%
North America	43.7	94	8.4	48.0	27.8	9.2	5.2
Central & Eastern Europe	68.6	42	16.7	70.0	50.2	17.1	15.6
Western Europe, Middle East & Africa	22.2	270	7.4	20.9	6.5	7.0	2.7
Asia Pacific	26.4	74	12.0	26.9	16.1	12.2	8.1
China	(10.1)	*	(15.3)	(11.1)	13.5	(16.8)	14.0
Total from operations	238.8	23	9.6	284.4	206.0	11.4	9.4
Global and other	(46.0)	(82)	—	(47.0)	(23.1)	—	—
Total	$192.8	14%	7.7%	$237.4	$182.9	9.5%	8.4%

CATEGORY SALES (US$)
	Consolidated
	US$		C$
	% var. vs 1Q09		% var. vs 1Q09
Beauty (color cosmetics/fragrances/skin care/personal care)	$1,777.8	14%	7%
Fashion (fashion jewelry/watches/apparel/footwear/accessories)	440.2	13	9
Home (gift & decorative products/housewares/entertainment & leisure/childrens/nutrition)	240.7	16	12

Net sales	$2,458.7	14%	7%
Other revenue	31.7	9	3

Total revenue	$2,490.4	14%	8%

*	Calculation not meaningful

(1)	Western Europe, Middle East & Africa Active Representative growth benefited from the acquisition of a distributor in Saudi Arabia during the second quarter of 2009.

(2)	For a further discussion on our non-GAAP financial measures, please refer to our discussion of non-GAAP financial measures on page 8 of this release and reconciliations of our non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. Refer to page 8 of this release for a further discussion on our non-GAAP financial measures.

$ in Millions (except per share data)	THREE MONTHS ENDED 3/31/10
	Reported (GAAP)	CTI restructuring initiatives	Venezuelan special items	Rounding	Adjusted (Non-GAAP)

Net Sales	$2,458.7	$0.0	$0.0		$2,458.7
Other revenue	31.7	0.0	0.0		31.7

Total revenue	2,490.4	0.0	0.0		2,490.4

Costs, expenses and other:
Cost of Sales	948.4	2.5	29.7		916.2
Selling, general and administrative expenses	1,349.2	2.7	9.7		1,336.8

Operating profit	192.8	5.2	39.4		237.4

Interest expense	21.8	0.0	0.0		21.8
Interest income	(4.9)	0.0	0.0		(4.9)
Other expense, net	48.2	0.0	46.1		2.1

Total other expenses	65.1	0.0	46.1		19.0

Income before taxes	127.7	5.2	85.5		218.4
Income taxes	(84.4)	(1.9)	12.7	(0.1)	(73.7)

Net Income	43.3	3.3	98.2	(0.1)	144.7
Net income attributable to noncontrolling interest	(0.8)	0.0	0.0		(0.8)

Net income attributable to Avon	$42.5	$3.3	$98.2	$(0.1)	$143.9

Diluted EPS	0.10	0.01	0.23	(0.01)	0.33

Gross margin	61.9%	0.1	1.2		63.2%
Operating margin	7.7%	0.2	1.6		9.5%
Effective tax rate	66.1%	0.1	(32.4)		33.8%

SEGMENT OPERATING PROFIT
Latin America	$88.0	$2.3	$39.4		$129.7
North America	43.7	4.3	0.0		48.0
Central & Eastern Europe	68.6	1.4	0.0		70.0
Western Europe, Middle East & Africa	22.2	(1.3)	0.0		20.9
Asia Pacific	26.4	0.5	0.0		26.9
China	(10.1)	(1.0)	0.0		(11.1)
Global and other	(46.0)	(1.0)	0.0		(47.0)
Total	$192.8	$5.2	$39.4		$237.4

SEGMENT OPERATING MARGIN
Latin America	9.1%	0.2	4.0		13.3%
North America	8.4%	0.8	0.0		9.2%
Central & Eastern Europe	16.7%	0.3	0.0	0.1	17.1%
Western Europe, Middle East & Africa	7.4%	(0.4)	0.0		7.0%
Asia Pacific	12.0%	0.2	0.0		12.2%
China	(15.3)%	(1.5)	0.0		(16.8)%
Global and other	—	—	—		—
Total	7.7%	0.2	1.6		9.5%

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

NON-GAAP FINANCIAL MEASURES

(Unaudited)

$ in Millions (except per share data)	THREE MONTHS ENDED 3/31/09
	Reported (GAAP)	CTI restructuring initiatives	Rounding	Adjusted (Non-GAAP)

Net Sales	$2,157.7	$0.0		$2,157.7
Other revenue	29.2	0.0		29.2

Total revenue	2,186.9	0.0		2,186.9

Costs, expenses and other:
Cost of Sales	811.2	0.0		811.2
Selling, general and administrative expenses	1,207.3	14.5		1,192.8

Operating profit	168.4	14.5		182.9

Interest expense	24.8	0.0		24.8
Interest income	(7.3)	0.0		(7.3)
Other expense, net	4.2	0.0		4.2

Total other expenses	21.7	0.0		21.7

Income before taxes	146.7	14.5		161.2
Income taxes	(29.2)	(4.7)		(33.9)

Net income	117.5	9.8		127.3
Net income attributable to noncontrolling interest	(0.2)	0.0		(0.2)

Net income attributable to Avon	$117.3	$9.8		$127.1

Diluted EPS	0.27	0.02	0.01	0.30

Gross margin	62.9%	0.0		62.9%
Operating margin	7.7%	0.7		8.4%
Effective tax rate	19.9%	1.1		21.0%

SEGMENT OPERATING PROFIT
Latin America	$88.2	$3.7		$91.9
North America	22.5	5.3		27.8
Central & Eastern Europe	48.3	1.9		50.2
Western Europe, Middle East & Africa	6.0	0.5		6.5
Asia Pacific	15.2	0.9		16.1
China	13.5	0.0		13.5
Global and other	(25.3)	2.2		(23.1)
Total	$168.4	$14.5		$182.9

SEGMENT OPERATING MARGIN
Latin America	11.1%	0.5		11.6%
North America	4.2%	1.0		5.2%
Central & Eastern Europe	15.0%	0.6		15.6%
Western Europe, Middle East & Africa	2.5%	0.2		2.7%
Asia Pacific	7.6%	0.5		8.1%
China	14.0%	0.0		14.0%
Global and other	—	—		—
Total	7.7%	0.7		8.4%